Exhibit 10.45

Dominion Resources, Inc.

Non-Employee Directors’ Annual Compensation

As of December 31, 2010

Annual Retainer	Amount
Service as Director	$150,000 ($60,000 cash; $90,000 stock)
Service as Audit Committee or Compensation, Governance and Nominating Committee Chair	$15,000
Service as Finance and Risk Oversight Committee Chair	$ 7,500

Meeting Fees
Board meetings	$2,000 per meeting
Committee meetings	$2,000 per meeting